SCANA Corporation

                                1426 Main Street

                         Columbia, South Carolina 29201

                                                                February 1, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:      SCANA Corporation
                           SEC File Number File No. 70-9533

Ladies and Gentlemen:

     I refer to the  Application/Declaration  on Form U-1 (File No. 70-9533), as
amended by post effective amendments as of the date hereof (the "Application/Declaration"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly by SCANA Corporation ("SCANA") and its subsidiary companies, South Carolina Electric and Gas Company, South Carolina Generating Company, Inc, Public Service Company of North Carolina, Incorporated ("PSNC"), South Carolina Fuel Company, Inc., South Carolina Pipeline Corporation, SCANA Energy Marketing Inc., SCANA Energy Trading, LLC, SCANA Propane Gas, Inc., SCANA Propane Storage, Inc., Servicecare Inc., Primesouth, Inc., Palmark, Inc., SCANA Resources Development Corporation, SCANA Petroleum Resources, Inc. and SCANA Services, Inc. ("SCANA Services"), Palmetto Lime, LLC, SCANA Public Service Company LLC, Clean Energy Enterprises, Cardinal Pipeline Company, LLC, and Pine Needle LNG Company, LLC (the "Non-Utility Subsidiaries" and together with the Utility Subsidiaries, the "Subsidiaries"), with the Securities and Exchange Commission (the "Commission") with respect to the proposed transactions described therein (the "Proposed Transactions"). The authorization requested in the pending amendments to the Application/Declaration relates to (i) external issuances by SCANA of common stock, long-term debt, short-term debt, and other securities for cash; and (ii) issuances of debt securities (including commercial paper) by PSNC.

     I am Senior Vice-President and General Counsel of SCANA and, as such, I am familiar with the corporate proceedings taken by SCANA in connection with the Proposed Transactions. I have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of SCANA and its Subsidiaries and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents


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submitted to me as copies and the  authenticity  of the originals of such latter documents.

     In my capacity as general counsel, I have reviewed the order issued by the North Carolina Utilities Commission on April 14, 1999 (the "NCUC Order") authorizing, among other things, PSNC to issue up to $150,000,000 principal amount of senior unsecured debt securities, and have conferred with North Carolina counsel who has conferred directly with the legal staff at the NCUC regarding the effect of the consummation of the merger transactions between SCANA and PSNC on February 10, 2000 on the NCUC Order.

     The opinions expressed below with respect of the Proposed Transactions are subject to the following additional assumptions and conditions:

     (a) Except as otherwise specifically set forth below, any regulatory approvals required with respect to the Proposed Transactions shall have been obtained and remain in full force and effect.

     (b) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the applicable governing corporate documents and applicable state laws and by the Board of Directors of SCANA or of the appropriate Subsidiary, as the case may be.

     (c) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application/Declaration granting and permitting the Application/Declaration to become effective under the Act and the rules and regulations thereunder, and the Proposed Transactions shall have been consummated in accordance with the Application/Declaration.

     (d) To the extent required, registration statements with respect to the shares of SCANA common stock or PSNC debt securities to be issued in connection with the Proposed Transactions, as the case may be, shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereon; and the issuance of shares of SCANA common stock or PSNC debt securities, as the case may be, in connection with the Proposed Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (e) The parties shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.


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     (f) No act or event  other than as  described  herein  shall have  occurred subsequent to the date hereof which would change the opinions expressed above.

     Based on the foregoing I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Application/Declaration:

          1. All state laws applicable to the Proposed Transactions will have been complied with; however, we express no opinion as to the need to comply with state blue sky laws;

          2. SCANA and PSNC will be validly existing as corporations under the laws of South Carolina;

          3. The equity securities to be issued by SCANA in the Proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable articles of incorporation and related documents which define such rights and privileges;

          4. The various debt instruments and guarantees to be issued by SCANA PSNC as part of the Proposed Transactions indicated above will be valid and binding obligations of SCANA and PSNC in accordance with the terms of such instruments and guarantees, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting the enforceability of creditors' rights generally and to general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) regardless of whether considered in a proceeding in equity or at law; and

          5. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by SCANA, PSNC or any associate company thereof.

          In addition, based on the foregoing, I am of the opinion that as of the date hereof the NCUC Order remains in effect with respect to authorization for PSNC to issue up to $150,000,000 in long-term debt.

     I am a member of the State Bar of South Carolina and the State Bar of Georgia and do not purport to be an expert on, nor do I opine as to, the laws of any jurisdiction other than the States of South Carolina, Georgia and, for the limited purposes of the final opinion set forth above, North Carolina, and the federal laws of the United States of America.


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     I  hereby  consent  to the use of  this  opinion  in  connection  with  the
Application/Declaration.

                                            Very truly yours,

                                            /s/ H. Thomas Arthur

                                            H. Thomas Arthur, Esq.


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